Exhibit 99.1

Finjan Provides First Quarter 2019 Shareholder Update
Company to Host Conference Call to Discuss First Quarter 2019 Results on May 8th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – May 8, 2019 – Finjan Holdings, Inc. (NASDAQ:FNJN), a pioneer in cybersecurity, offers shareholders a financial update and focus of the Company’s key accomplishments for the first quarter ended March 31, 2019. Additional updates regarding Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on May 8th at 1:30 p.m. PT/4:30 p.m. ET.
“With a recent settlement, several additional IPR denials challenging our patents, and a number of positive claim construction orders, this offset a quiet first quarter where we had no new deals to announce,” said Phil Hartstein, President and CEO of Finjan. “With the Zscaler litigation behind us, we can now re-focus our efforts on the pursuit of other licensees and defendants. As we look ahead, we remain focused on monetizing our patent portfolio while exploring possible partnerships or acquisitions to build upon our growth opportunities ahead and ultimately drive additional value for our shareholders.”
IP Licensing and Settlement Updates:

•	April 30, 2019: Settlement with Zscaler

•	Actively involved in more than two dozen settlement and licensing negotiations
Enforcement Update and Schedule:
May 2019

•	Juniper (3:17-cv-05659): Hearing scheduled for May 9; Bench trial in July 2019

•	PTAB recently denied institution on three Juniper IPR petitions, and instituting one

August 2019

•	Checkpoint (3:18-cv-02621): Markman scheduled for August 19, 2019

October 2019

•	Rapid7 (1:18-cv-01519): Markman scheduled for October 18, 2019

•	ESET (3:17-cv-00183): SDCA trial scheduled for October 29, 2019
Finjan has pending infringement lawsuits against Palo Alto Networks, ESET and its affiliates, Cisco Systems, Sonicwall, Bitdefender and its affiliates, Juniper Networks, Check Point, Rapid7 and its affiliates, Fortinet and Qualys relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
Finjan Mobile:

•	Lowered advertising spend and focused on engaging with our installed base and broadening our reach

•	Cost per acquisition of new paid subscribers continues to decrease

Financial Highlights for the First Quarter of 2019:

•	There were no revenues as compared to $65.5 million in revenues for the comparable period of 2018

•	Net loss was ($6.0) million or ($0.22) per share as compared to net income of $28.3 million or $1.02 per share for the same period a year ago

•	Ended the quarter with approximately $40.5 million in cash as compared to $43.3 million as of December 31, 2018
Analyst and Investor Call with Management:
A shareholder update call to discuss the Company’s first quarter 2019 results and other updates is scheduled for 1:30 p.m. Pacific Time on May 8, 2019. Analysts, investors, and other interested parties may access the conference call by dialing 1-800-895-3361.
International callers can access the call by dialing 1-785-424-1062.
An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on May 8, 2019 and can be accessed by dialing 1-844-512- 2921 and providing access code 134449. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.
ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
Finjan®, Finjan Mobile®, and InvinciBull® are registered trademarks of Finjan Holdings, Inc.;
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Twitter: @finjanholdings
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com